EMPLOYMENT AGREEMENT


This employment agreement is entered into this      day of
, 1998 between First American Capital Corporation ("FACC"), a Kansas Corporation, and Rickie D. Meyer ("Executive"), Topeka, Kansas. FACC hereby agrees to employ Executive in the position of President and Executive hereby agrees to be employed in such position, upon the terms and conditions contained in this agreement and will have the power to contractually bind FACC as provided in FACC'S Articles and Bylaws and as further contained in Corporate Resolutions approved from time-to-time by FACC's Board of Directors.

I.        Governing laws:

This document is governed by the laws of the State of Kansas and any litigation arising from the execution of this document will abide by such laws for resolution.

II.       Services to be provided:

Executive shall perform all duties incident to the position of President. Executive has the express and implied authority to bind FACC contractually in all areas of corporate operations arising in the ordinary course of business. In addition, the Executive will have the duties and responsibilities as specified in the Articles of Incorporation and By-laws of FACC and any Corporate resolutions approved from time-to-time by FACC's Board of Directors.

III.      Compensation:

The annual base compensation of Executive shall be $90,000 payable monthly and shall be adjusted annually at each employment agreement anniversary for the annual increase in the Consumer Price Index Labor Component as of the month ending prior to each anniversary of this agreement.

Additionally, Executive shall receive incentive compensation which will be the equivalent of five percent (5%) of the monthly first year delivered life insurance premium of the initial product of First Life America Corporation ("FLAC") known generically as the " First America 2000". Delivered premium is defined as the first year life insurance premium of the " First America 2000" recorded as revenue by FLAC. Such incentive compensation is to be paid at the end of each month in which such first year premium has been recorded as revenue during the month.


Further, Executive shall receive as monthly incentive renewal compensation one and one quarter percent (.0125) of renewal premium on the life insurance portion of the " First America 2000" (excluding annuity rider premium) recorded as revenue by FLAC. Renewal premium is defined as life insurance premium recorded as revenue by FLAC on policies renewing on first and subsequent policy anniversaries. The renewal incentive compensation shall also be paid at the end of each month in which such renewal premium has been paid by the policy insured, owner or payor.

IV.       Bonus compensation:

The Board of Directors may, at its discretion, grant performance bonuses to Executive based on outstanding performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, company expansion and corporate profits.

V.        Competition: Confidential Information

The parties recognize that, due to the nature of the Executive's prior association with FACC and of his engagement hereunder, and as a consequence of his relationship to FACC, both in the past and in the future, Executive has had access to and has acquired, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of FACC. Executive recognizes that such information has been and will continue to be of central importance to the business of FACC and that disclosure of such information to others or its use by others could cause substantial irreparable loss to FACC. Executive and FACC also recognize that an important part of Executive's duties will be to develop good will for FACC through his personal contact with others having business relationships with FACC and within the insurance industry, and that there is a danger that this good will, a proprietary asset of FACC, may follow him if and when his relationship with FACC is terminated. Executive accordingly agrees as follows:

          a. Non-Competition During Employment Period. During the employment period Executive will not directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of Companies, engage in any activity competitive with the business of FACC, nor will he be in competition with FACC, solicit or otherwise attempt to establish any business relationships with any person, firm or corporation which was, at any time during the employment period, a customer or supplier of FACC. However, nothing in this section shall be construed to prevent him from owning, as an investment, up to one percent (1%) of a class of equity securities issued by any competitor of FACC.

          b. Non-Competition After Period of Employment. Executive agrees that during the term of this Agreement and for a period of two (2) years following termination of this Agreement, he will not, without FACC's prior written permission, attempt to entice away from FACC or affiliates or subsidiaries on behalf of any party whatsoever, or employee or otherwise engage, contract with or retain directly or indirectly: (i) any employee then employed by FACC, affiliates or subsidiaries or employed by them at any time during the previous two (2) years; or (ii) any individual or entity under engagement by FACC during the previous two (2) years, by contract or otherwise, for the purpose of marketing, distributing or selling insurance and annuity products or developing clients or customers on behalf of FACC. Executive further agrees that during such period, he will not do anything to impair FACC or their affiliates or subsidiaries' prospects of sales or business retention, and shall not solicit for any reason any of FACC or its employees, agency personnel, insureds or applicants, nor knowingly accept commissions directly or indirectly on any policy written in replacement of any policy produced or written by FACC or any of their affiliates or subsidiaries nor shall Executive in any way derogate FAC, its products or personnel.

          c. Confidential Information. Executive will not disclose any confidential information of FACC which is now known to him or which hereafter may become known to him as a result of his employment or association with FACC and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or sue the same in any way other than in connection with the business of FACC and at all times after the expiration of the employment period.

          d. Companies' Remedies for Breach. It is recognized that damages in the event of breach of this section by Executive would be difficult, if not impossible, to ascertain and it is, therefore, agreed that FACC, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude FACC from pursuing any other rights and remedies at law or in equity which FACC may have.

VI.       Term:

The term of this employment agreement is for a four year period from its effective date described below. Renewal Incentive Compensation accruing to the Executive on "First America 2000" policies in force at the end of this four year employment agreement period shall be deemed vested and payable to Executive upon the payment of the renewal premium of each "First America 2000" policy in force.

Notwithstanding the foregoing if at anytime two-thirds of the outside members of the Board of Directors vote to agree that the payment of incentive compensation as described in paragraph III above is resulting in material economic detriment to FACC in that unprofitable business is being accepted, Executive agrees to renegotiate the compensation package in good faith. For purposes of this Section, an outside director to the Board of Directors is one who is neither an officer nor employee of FACC who receives compensation directly or indirectly from FACC, other than as a director. No other terms of this Agreement are subject to renegotiation unless this Agreement is modified by written amendment or this Agreement is terminated by either FACC or Executive pursuant to any of paragraphs VIII through XIII.


VII.      Effective date:

The effective date of this agreement will be the date on which FACC's wholly-owned life insurance subsidiary, First Life America Corporation ("FLAC"), commences business. Commencement of business will be the date of the first application for life insurance submitted to FLAC but in no event later than November 1, 1998.

VIII.          Other benefits:

FAC shall provide the following additional benefits to Executive:

     *    Annual automobile allowance of $8,400.

     *    $500,000 ten year level term life insurance policy issued at standard
rates at no         cost to Executive. If Such policy is rated special class,
Executive shall have the        option to pay such rated premium over and above
standard premiums for such policy. Beneficiary of such policy to be designated by Executive.

     * Executive shall be provided Disability Income insurance at no cost to Executive. Such insurance shall provide coverage equal to Executive's annual
base               compensation.

     * Group health insurance coverage under FACC's Group Health Insurance Plan for Executive and family to be provided at no cost to Executive.

     * Annual physical examination to be provided for Executive at no cost to Executive.

     *    Participation in any Deferred Compensation, Pension,  other retirement
income        programs and stock option plans applicable to executive-level
employees of           FACC, subsidiaries or affiliates as approved by the FACC
Board of Directors.

IX.  Termination without cause:

This agreement can be terminated by FACC by a two-thirds vote of the FACC Board of Directors, excluding the vote of those executive officers who serve on the Board of Directors. In the event the FACC Board of Directors would vote to terminate this agreement, annual base compensation due and payable shall not be less than one hundred thousand dollars ($100,000) if termination occurs within the first year of this agreement and shall increase by fifty-thousand dollars ($50,000) at each of this Agreement's annual anniversaries up to a maximum of two hundred fifty- thousand dollars ($250,000). Further, incentive compensation, described above in paragraph III, which is based on renewal premium shall vest and be payable on a monthly basis for as long as renewal premiums continue to be received on policies delivered prior to the date of termination without cause.



Further, in the event of a change in control of FACC which results in the Executive being terminated without cause as described above, the base compensation due and payable shall not be less than two hundred fifty- thousand dollars ($250,000) regardless of the agreement year in which such event occurs and renewal incentive compensation as described above shall vest and be payable on a monthly basis for as long as renewal premiums continue to be received on policies delivered prior to the termination date.

X.        Termination for cause:

The Executive's employment may be terminated for cause upon written notice to the Executive by the FACC Board of Directors specifying the event(s) relied upon for such termination, and said event(s) must evidence serious and willful misconduct with respect to the Executive's duties under this Agreement, including but not limited to conviction of a felony, perpetration of a common law fraud or a legal determination that Executive has breached a duty owned to FACC which has resulted in or is likely to result in material economic damage to FACC. Additionally, with six months written notice, the FACC Board of Directors may terminate this agreement by unanimous vote (excluding the vote of Executive) for flagrant dereliction of duty regarding the responsibilities of the Executive. In the event of a termination for cause, neither base salary nor first year and renewal incentive compensation shall be payable to Executive.

XI.       Resignation or retirement:

If Executive resigns or retires during the term of this agreement, the incentive compensation referred to above in paragraph V. shall vest and be payable on a monthly basis for as long as renewal premiums continue to be received on policies delivered prior to resignation or retirement.

XII.      Death:

In the event Executive dies during the term of this agreement, the incentive renewal compensation referred to above in paragraph V. will vest and will be payable on a monthly basis to the spouse of Executive or his heirs. Such death payments will continue for as long as premiums continue to be received on policies delivered prior to the date of death.

XIII.          Disability:

In the event Executive becomes totally and permanently disabled as determined by a physician mutually agreed upon between the FACC Board of Directors and Executive, the incentive renewal compensation of one and one quarter percent (.0125) enumerated in Section V. above will vest and be payable on a monthly basis for as long as renewal premiums continue to be received on policies prior to the date of total and permanent disability.

XIV.      Binding Arbitration:

It is agreed by the parties herein that any disputes arising under this agreement shall be submitted to binding arbitration under the rules of the American Arbitration Association.

XV:       Modification:

Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in a written document signed by both parties.

XVI.      Successors:

This agreement shall inure to the benefit of and be binding upon the parties to the agreement, their successors and assigns.

XVII.          Partial Invalidity:

The invalidity of any part of this agreement will not and shall not be deemed to affect the validity of any other part. In the event that any provision is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect as if they had been executed by the parties subsequent to the expungement of the invalid provision.

XVIII.    Failure to insist on performance:

Failure at any time to insist on performance of any term or provision of this agreement shall not be deemed a waiver of any right or any other provision of this agreement. A waiver of any right or any other provision of this agreement shall be accomplished only in writing and signed by the parties to this agreement.

XIX.      Entire agreement:

This agreement shall constitute the entire agreement between the parties. Any understanding or representation of any kind preceding the date of this agreement shall not be binding on either party except as expressly set out herein.

XX.       Successor company:

FACC shall require any successor or successors (either direct or indirect, by purchase, merger, consolidation, exchange or otherwise) to all or substantially all of the business or assets of FACC as of the date hereof, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this agreement is binding upon and enforceable against FACC in accordance with the terms hereof, and to become jointly and severally obligated with FACC to perform this agreement in the same manner and to the same extent that FACC would be required to perform if no such succession or successions had taken place. Failure of FACC to obtain such agreement prior to the effectiveness of any such succession shall be a breach of the agreement and shall be deemed a constructive termination at Executive's election.

XXI.      Survival:

Notwithstanding the termination of this agreement, FACC's obligations under any of paragraphs VIII through XIII shall survive and remain in full force and effect for the periods therein provided.

XXII.          No mitigation:

Executive shall not be required to mitigate the amount of any payment or benefit provided for in any of Paragraphs VIII through XIII hereof by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this agreement be reduced by any compensation earned by other employment or otherwise.

XXIII.    Notification:

Notices of intent to terminate this agreement must be provided in writing to the other party at least ninety (90) days prior to said termination. Notifications required by this agreement shall be made as follows:

     Executive-                         Rickie D. Meyer 3360 SW Harrison Street
Topeka, Kansas 66611

     First American Capital Corporation-          3360 SW Harrison Street
Topeka, Kansas 66611



FIRST ALLIANCE CORPORATION              EXECUTIVE

By:__________________________           By:_____________________
Chairman\Compensation Committee                Rickie D. Meyer



Date:_________________                  Date:___________________